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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made and entered into by and between Veritas DGC Inc., a Delaware corporation (hereinafter referred to as "Employer"), and Thierry Pilenko, an individual currently resident in Paris, France (hereinafter referred to as "Employee"), effective as of January 26, 2004 (the "Effective Date").

                                  WITNESSETH:

         WHEREAS, attendant to Employee's employment by Employer, Employer and Employee wish for there to be a complete understanding and agreement between Employer and Employee with respect to, among other terms, Employee's duties and responsibilities to Employer; the compensation and benefits owed to Employee; the fiduciary duties owed by Employee to Employer; Employee's obligation to avoid conflicts of interest, disclose pertinent information to Employer, and refrain from using or disclosing Employer's information; and the term of Employee's employment;

         WHEREAS, Employer considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing its best interests and the best interests of its stockholders;

         WHEREAS, Employer recognizes that, because Employer is a publicly held company and as is the case with many such companies, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Employer and its stockholders;

         WHEREAS, the Board of Directors of Employer (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Employer's management, including Employee, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of Employer;

         WHEREAS, Employer recognizes that Employee could suffer adverse financial and professional consequences if a change in control of Employer were to occur;

         WHEREAS, Employer and Employee wish to enter into this Agreement to, among other things, protect Employee if a change in control of Employer occurs, thereby encouraging Employee to remain in the employ of Employer and not to be distracted from the performance of his duties to Employer by the possibility of a change in control of Employer;

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

Section 1. General Duties of Employer and Employee.

                  (a)      Commencing on the Commencement Date (as defined in
Section 4) Employer agrees to employ Employee and Employee agrees to accept employment by Employer and to serve Employer in an executive capacity as its Chairman & Chief Executive Officer on the terms and conditions stated in this Agreement. At the Commencement Date, Employee will report to the Board. The powers, duties and responsibilities of Employee as Chairman & Chief Executive Officer include those duties that are the usual and customary powers, duties and responsibilities of such office, including those powers, duties and responsibilities specified in Employer's Bylaws, and such other and further duties appropriate to such position as may from time to time be assigned to Employee by the Board or by any committee of the Board authorized to make such assignments.

                  (b) While employed hereunder, Employee will devote substantially all reasonable and necessary time, efforts, skills and attention for the benefit of and with his primary attention to the affairs of Employer in order that he may faithfully perform his duties and obligations. The preceding sentence will not, however, be deemed to restrict Employee from attending to matters or engaging in activities not directly related to the business of Employer, provided that (i) such activities or matters are reasonable in scope and time commitment and not otherwise in violation of this Agreement, and (ii) Employee will not become a director of any corporation or other entity (excluding charitable or other non-profit organizations) without prior written disclosure to, and consent of, Employer.

                  (c) Employer's headquarters is currently located at 10300 Town Park, Houston, Texas (the "Employer's Headquarters").

                  (d) Employee agrees and acknowledges that during the term of this Agreement, he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the performance of his duties in the best interests of Employer and to do no act knowingly and intentionally in the performance of his duties which would injure Employer's business, its interests or its reputation.

Section 2. Compensation and Benefits.

                  (a) Employer will pay to Employee for the period beginning on the Commencement Date and throughout the term of this Agreement, a base salary at the rate of $450,000 per annum (such base salary as increased by the Compensation Committee of the Board as hereinafter provided is referred to herein as the "Base Salary"). The Compensation Committee of the Board will review the Base Salary from time to time and, during the term of this Agreement, may increase, but may not decrease, the Base Salary. The Base Salary will be paid to Employee in equal installments every two weeks or on such other schedule as Employer may establish from time to time for its management personnel.

                  (b) Employer will pay to Employee a one-time Sign-On Bonus in the amount of $75,000 as soon as practicable following the Commencement Date.

                  (c) During each fiscal year during the term of this Agreement, Employee will be eligible to participate in that year's Veritas DGC Inc. Key Contributor Incentive Plan (the

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"Key Contributor Plan") or other replacement incentive or bonus plan Employer establishes for its key executives. Employee's "Target Payout" for incentive bonus compensation under the Key Contributor Plan will be 75% of Base Salary and, provided that the individual Employee objectives and company objectives are met as required by the plan, Employee will be eligible to earn up to 150% of his Base Salary as incentive bonus compensation under the Key Contributor Plan.

                  (d) On the Commencement Date, Employee will be granted options to purchase 120,000 shares of Employer's common stock, $.01 par value ("Common Stock") pursuant to the Veritas DGC Inc. Share Incentive Plan (or other replacement equity compensation plan Employer establishes for its key executives) ("Share Incentive Plan"). This initial grant (the "Initial Grant") will vest in one-third increments on each of the first, second and third anniversaries of the Commencement Date (as defined in Section 4). The options granted pursuant to the Initial Grant shall be exercisable for five years from the Commencement Date, provided they have vested prior to their exercise and provided further that the five-year period may be shorter in the event Employee's employment is terminated prior to exercise. The exercise price for each share of Common Stock to be purchased pursuant to the Initial Grant shall be the closing price for a share of Common Stock on the New York Stock Exchange on the last trading day prior to the Commencement Date. All other terms of the Initial Grant shall be as provided in the Share Incentive Plan and any grant agreement entered into by Employee and Employer pursuant thereto. Employee will be eligible for such additional option grants to purchase shares of Common Stock pursuant to the terms of the Share Incentive Plan as the Compensation Committee may, in its discretion, award from time to time.

                  (e) From and after the Commencement Date and during the term of this Agreement, Employee will be entitled to paid vacation of not less than four (4) weeks each year. Vacation may be taken by Employee at the time and for such periods as may be mutually agreed upon between Employer and Employee.

                  (f) From and after the Commencement Date and during the term of this Agreement, Employee will be reimbursed in accordance with Employer's normal expense reimbursement policy for all of the actual and reasonable costs and expenses incurred by him in the performance of his services and duties hereunder, including, but not limited to, travel and entertainment expenses. Employee will furnish Employer with all invoices and vouchers reflecting amounts for which Employee seeks Employer's reimbursement under this or any other paragraph of this Agreement.

                  (g) From and after the Commencement Date and during the term of this Agreement, Employee will be entitled to participate in all insurance and retirement plans, incentive compensation plans (at a level appropriate to his position) and such other benefit plans or programs as may be in effect from time to time for the key management employees of Employer including, without limitation, those related to savings and thrift, retirement, employee stock purchase, nonqualified deferred compensation, welfare, medical, dental, disability, salary continuance, accidental death, travel accident, life insurance, incentive bonus, membership in business and professional organizations, and reimbursement of business and entertainment expenses.

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                  (h)      From and after the Commencement Date and during the
term of this Agreement, Employee will be reimbursed for the cost of his membership in a recreational/?social/?sports club in an amount not to exceed $6,000 each year. Employee will also be reimbursed for the cost of his initiation fee and monthly membership dues for a business luncheon club approved by the Compensation Committee of the Board.

                  (i) Employee will be reimbursed for the expense of leasing a vehicle in an amount not to exceed $1,000 per month and for up to 24 months' duration.

                  (j) Employer will, at its expense, provide counsel to Employee in applying for an H-1B visa and a green card and shall bear all costs in connection with applying for and obtaining an H-1B visa on Employee's behalf and applying for and obtaining green card status for Employee and his family.

                  (k) Employee will be provided additional compensation equal to one month's Base Salary in order to defray Employee's start up living expenses in the United States. Employer will reimburse Executive for the cost of moving all reasonable household goods, using the most cost efficient method. Employee will also be reimbursed the reasonable cost of temporary corporate housing (up to two bedroom, fully furnished) that may be required in connection with his relocation to the United States for a period of no more than six months. Employee will also be reimbursed for the cost of economy class roundtrip airfare from Paris, France to Houston, Texas for himself, his wife and children, for the purpose of traveling to Houston to locate a house and schools. Employee will also be reimbursed the normal closing costs associated with the purchase of a home in the metropolitan Houston, Texas area.

                  (l) All Base Salary, bonus and other payments made or benefits provided by Employer to Employee pursuant to this Agreement will be subject to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans in which Employee participates. Employee will be reimbursed for the reasonable costs of preparation of his United States federal income tax return and his French income tax return for the first two years following the Effective Date.

                  (m) Notwithstanding anything to the contrary herein, this Agreement shall terminate if, within 120 days after the Effective Date, Employee does not obtain an H-1B visa or otherwise obtain permission to work legally in the United States for the Employer. In the event of such termination, (i) Employer shall pay Employee within 120 days after the Effective Date a lump sum payment of 145,000 Euros to compensate him for his attempted performance of this Agreement; (ii) Employer shall reimburse Employee for his reasonable out of pocket expenses incurred in connection with his attempted performance of this Agreement (including but not limited to any travel and/or moving expenses); and
(iii) Employee shall continue to be bound by Sections 3(b) and 3(c) hereof and the Employee Confidentiality and Intellectual Property Agreement executed pursuant to Section 3(d). The payments thus made by Employer to Employee shall be in complete satisfaction of any obligation whatsoever Employer may then have to Employee. Without limiting the generality of the foregoing, and for the avoidance of doubt, in the event of the termination of this Agreement prior to the Commencement Date for failure to obtain the required permission to work in the United States, Employee will not be

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entitled to any compensation or benefits under Sections 2(a)-(l) of this
Agreement nor will he be entitled to any severance or other benefits under
Section 6 of this Agreement.

Section 3. Fiduciary Duty; Confidentiality.

                  (a) In keeping with Employee's fiduciary duties to Employer, Employee agrees that he will not knowingly take any action that would create a conflict of interest with Employer, or upon discovery thereof, allow such a conflict to continue. In the event that Employee discovers that such a conflict exists, Employee agrees that he will disclose to the Board any facts which might involve a conflict of interest that has not been approved by the Board.

                  (b) As part of Employee's fiduciary duties to Employer, Employee agrees to protect and safeguard Employer's information, ideas, concepts, improvements, discoveries, and inventions and any proprietary, confidential and other information relating to Employer or its business to the extent such information is in his possession or under his control (collectively, "Confidential Information") and, except as may be required by Employer, Employee will not knowingly, either during his employment by Employer or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information, except (i) with the prior written consent of Employer; (ii) in the course of the proper performance of Employee's duties under this Agreement; (iii) for information that becomes generally available to the public other than as a result of the unauthorized disclosure by Employee; (iv) for information that becomes available to Employee on a nonconfidential basis from a source other than Employer or its affiliated companies who is not bound by a duty of confidentiality to Employer; or (v) as may be required by any applicable law, rule, regulation, order, or legal process.

                  (c) Upon termination of his employment with Employer (or, if applicable, upon the expiration of 120 days from the Effective Date without Employee's having obtained an H-1B visa), Employee will immediately deliver to Employer all documents in Employee's possession or under his control which embody any of Employer's Confidential Information.

                  (d)      In addition to the foregoing provisions of this
Section 3, and effective as of the Commencement Date, Employee agrees to enter into an Employee Confidentiality and Intellectual Property Agreement with Employer, a copy of which is attached hereto as Exhibit A.

Section 4. Term.

         Provided that Employee has then obtained an H-1B visa or otherwise obtained permission to work legally in the United States for the Employer, Employee's employment with Employer will commence on March 15, 2004 or such other date as Employer and Employee may mutually agree. In the event Employee has not obtained permission to work legally in the United States for the Employer by March 15, 2004, the commencement of Employee's employment with Employer shall automatically be postponed from day to day for a period of up to 120 days after the Effective Date. (The date Employee's employment commences in accordance with this Section 4 is referred to herein as the "Commencement Date"). Employee's employment will continue from the Commencement Date until terminated in accordance with Section 5.

Section 5. Termination of Employment.

                  (a) Employee's employment with Employer hereunder will terminate upon the first to occur of the following:

                           (1) The death or "Disability" (as defined in Section 5(b) hereof) of Employee;

                           (2) Employer terminates such employment for "Cause" (as defined in Section 5(c) hereof);

                           (3) Employee terminates such employment for "Good Reason" (as defined in Section 5(d) hereof);

                           (4) Employer terminates such employment for any reason other than Cause or for no reason at all; or

                           (5) Employee terminates such employment for any reason other than Good Reason or for no reason at all.

                  (b) As used in this Agreement, "Disability" means permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision) which has existed for at least 180 consecutive days.

                  (c)      As used in this Agreement, "Cause" means:

                           (1) the willful and continued failure by Employee to make good faith efforts to substantially perform his material obligations under this Agreement (other than any such failure resulting from his Disability) after a demand for substantial performance has been delivered to him by the Board which specifically identifies the manner in which the Board believes Employee has not substantially performed such provisions and Employee has failed to remedy the situation within ten (10) days after such demand;

                           (2) Employee's (i) willfully engaging in misconduct involving the business or property of Employer or Employee's duties hereunder, which misconduct is materially and demonstrably injurious to the property or business of Employer, including without limitation, fraud, misappropriation of funds or other property of Employer; (ii) gross negligence with regard to a material matter involving the business or property of Employer or Employee's duties hereunder; or (iii) conviction of a felony or any crime of moral turpitude; or

                           (3) Employee's material breach of this Agreement which breach has not been remedied by Employee within ten (10) days after receipt by Employee of written notice from Employer that he is in material breach of the Agreement, specifying the particulars of such breach.

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For purposes of this Agreement, no act, or failure to act, on the part of
Employee shall be deemed "willful" or engaged in "willfully" if it was due primarily to an error in judgment or negligence, but shall be deemed "willful" or engaged in "willfully" only if done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated as a result of "Cause" hereunder unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board of Directors, Employee has committed an act set forth above in this
Section 5(c) and specifying the particulars thereof in detail. Nothing herein shall limit the right of Employee or his legal representatives to contest the validity or propriety of any such determination.

                  (d)      As used in this Agreement, "Good Reason" means:

                           (1) Employer's failure to comply with any of the provisions of Section 2 of this Agreement (including, but not limited to, such a failure resulting from any reduction in the Base Salary) which failure is not remedied within ten (10) days after receipt of written notice from Employee specifying the particulars of such breach;

                           (2) Employer's breach of any other material provision of this Agreement which is not remedied within ten
                  (10) days after receipt by Employer of written notice from Employee specifying the particulars of such breach;

                           (3) the assignment to Employee of any duties materially inconsistent with Employee's position (including status, offices, titles, and reporting requirements), duties, functions, responsibilities, or authority as contemplated by
                  Section 1 of this Agreement or other action by Employer that results in a diminution (other than an isolated, inconsequential or insubstantial diminution which is remedied by Employer promptly after receipt of written notice thereof given by Employee) in such title, position, duties, functions, responsibilities or authority; or

                           (4) the relocation of Employee's principal place of performance of his duties and responsibilities under this Agreement to a location more than one hundred miles (100) miles from Employer's Headquarters;

                           (5)      After a "Change in Control" (as defined in
                  Section 6(f) hereof), (i) Employer's failure to continue in effect any benefit or compensation plan (including, but not limited to, any bonus, incentive, retirement, supplemental executive retirement, savings, profit sharing, pension, performance, stock option, stock purchase, deferred compensation, life insurance, medical, dental, health, hospital, accident or disability plans) in which Employee is participating at the time of such Change in Control (or plans providing to Employee, in the aggregate, substantially similar benefits as the benefits enjoyed by Employee under the benefit and compensation plans in which Employee is participating at the time of such Change in Control), or (ii) the taking of any action by Employer that would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee at the time of such Change in Control;

                           (6)      Any failure by Employer to comply with
                  Section 11(c); or

                           (7) Any purported termination of Employee's employment by Employer which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5(e) hereof (and for purposes of this Agreement, no such purported termination shall be effective).

                  (e) Any termination by Employer or Employee of Employee's employment with Employer shall be communicated by written notice (a "Notice of Termination") to the other party that shall:

                           (1) indicate the specific provision of this Agreement relied upon for such termination;

                           (2) indicate the specific provision of this Agreement pursuant to which Employee is to receive compensation and other benefits as a result of such termination; and

                           (3)      otherwise comply with the provisions of this
                  Section 5(e) and Section 13(a).

If a Notice of Termination states that Employee's employment with Employer has been terminated as a result of Employee's Disability, the notice shall (i) specifically describe the basis for the determination of Employee's Disability, and (ii) state the date of the determination of Employee's Disability, which date shall be not more than ten (10) days before the date such notice is given. If the notice is from Employer and states that Employee's employment with Employer is terminated by Employer as a result of the occurrence of Cause, the Notice of Termination shall specifically describe the action or inaction of Employee that Employer believes constitutes Cause and shall be accompanied by a copy of the resolution satisfying Section 5(c). If the Notice of Termination is from Employee and states that Employee's employment with Employer is terminated by Employee as a result of the occurrence of Good Reason, the Notice of Termination shall specifically describe the action or inaction of Employer that Employee believes constitutes Good Reason. Any purported termination by Employer of Employee's employment with Employer shall be ineffective unless such termination shall have been communicated by Employer to Employee by a Notice of Termination that meets the requirements of this Section 5(e) and the provisions of Section 13(a).

                  (f) As used in this Agreement, "Date of Termination" means:

                           (1) if Employee's employment with Employer is terminated for Disability, sixty (60) days after Notice of Termination is received by Employee or any later date specified therein, provided that within such sixty (60) day period

                  Employee shall not have returned to full-time performance of Employee's duties;

                           (2) if Employee's employment with Employer is terminated as a result of Employee's death, the date of death of Employee;

                           (3) if Employee's employment with Employer is terminated for Cause, the date Notice of Termination, accompanied by a copy of the resolution satisfying Section 5(c), is received by Employee or any later date specified therein, provided that Employer may, in its discretion, condition Employee's continued employment upon such considerations or requirements as may be reasonable under the circumstances and place a reasonable limitation upon the time within which Employee will comply with such considerations or requirements; or

                           (4) if Employee's employment with Employer is terminated for any reason other than Employee's Disability, Employee's death, or Cause, or for no reason, the date that is fourteen (14) days after the date of receipt of the Notice of Termination.

Section 6. Effect of Termination.

                  (a) Upon termination of Employee's employment by Employer for Cause, or by Employee for no reason or any reason other than Good Reason, all compensation and benefits will cease upon the Date of Termination other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination, (ii) as provided in Section 10,
(iii) Employee's Base Salary through the Date of Termination; (iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; and (v) medical and similar employee welfare benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.

                  (b) Upon termination of Employee's employment due to the death of Employee or upon termination by Employer due to the Disability of Employee, all compensation and benefits will cease upon the Date of Termination other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination, (ii) as provided in Section 10,
(iii) Employee's Base Salary through the Date of Termination; (iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; and (v) medical and similar employee welfare benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.

                  (c) Except as otherwise provided in Section 6(d), if Employee's employment with Employer is terminated (i) by Employer for no reason or for any reason other than Cause, or the death or Disability of Employee, or
(ii) by Employee for Good Reason, the obligations of Employer and Employee under Sections 1 and 2 will terminate as of the Date of Termination, and Employer will pay or provide to Employee the following:

                  (1)      Employee's Base Salary through the Date of
         Termination;

                  (2)      (i)      should the Date of Termination be on a day
                                    which is prior to the first anniversary of the Commencement Date, Employer shall pay
                                    Employee an amount equal to the incentive bonus compensation he would have received under the Key Contributor Plan or other replacement plan but for the termination of his employment, which incentive bonus compensation shall be pro rated through the Date of Termination and paid at the time other participants in the Key Contributor
                                    Plan or the relevant incentive plan receive their payments; or,

                           (ii) should the Date of Termination be on a day which is on or after the first anniversary of the Commencement Date, Employer shall pay Employee the incentive bonus compensation due Employee, if any, in accordance with the terms of the relevant incentive compensation arrangement;

                  (3) during the three-year period ending on the third anniversary of the Date of Termination, Employer shall pay to Employee an aggregate amount (the "Severance Payment") equal to one and one-half (1.5) times Employee's Base Salary at the highest annual rate in effect on or before the Date of Termination (but prior to giving effect to any reduction therein which precipitated such termination), which Severance Payment will be paid to Employee in equal installments every two weeks during such three-year period; provided, however, that at any time during such three-year period Employer may, in its discretion, elect to pay to Employee the then remaining balance of the Severance Payment in the form of a lump sum cash payment;

                  (4) should the Date of Termination be on a day which is prior to the first anniversary of the Commencement Date, 40,000 of the options granted in the Initial Grant shall become fully exercisable, regardless of whether or not the vesting conditions set forth in the relevant stock option agreement have been satisfied in full, and shall be fully exercisable for the period commencing on the Date of Termination and ending one day less than three months after the Date of Termination; and

                  (5) if immediately prior to the Date of Termination Employee (and, if applicable, his spouse and/or dependents) was covered under Employer's group medical, dental, health and hospital plan in effect at such time, then Employer shall, at its election, pay or provide to Employee one (but not both) of the following:

                           (i)      for one (1) year after the Date of
                                    Termination, and provided

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

                                    that Employee has timely elected under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to continue coverage under such plan, Employer will, at no greater cost or expense to Employee than was the case immediately prior to the Date of Termination, maintain such continued coverage in full force and effect; or

                           (ii) pay to Employee a lump sum cash payment (the "Section 6(c)(4)(ii) Payment") equal to the sum of:

                                    (A)      an amount equal to (I) twelve (12),
                                             multiplied by (II) the amount of
                                             the applicable monthly COBRA
                                             premium (determined based upon the
                                             applicable COBRA premium rate in
                                             effect immediately after the Date
                                             of Termination) Employee would pay
                                             if Employee elected under COBRA to
                                             maintain coverage identical to the
                                             coverage Employee (and, if
                                             applicable, his spouse and/or
                                             dependents) had under such plan
                                             immediately prior to the Date of
                                             Termination; plus

                                    (B)      an amount equal to the excess of
                                             (I) an amount determined by
                                             dividing (x) the amount determined
                                             under Section 6(c)(4)(ii)(A) above,
                                             by (y) one (1) minus the sum of the
                                             following which shall be determined
                                             for the calendar year that includes
                                             the date of payment of the Section
                                             6(c)(4)(ii) Payment and shall be
                                             expressed as a decimal: (i) the
                                             highest marginal U.S. federal
                                             income tax rate applicable to
                                             individuals for such calendar year,
                                             plus (ii) the highest foreign,
                                             state, provincial and/or local
                                             individual income tax rate or
                                             rates, if any, to which the Section
                                             6(c)(4)(ii) Payment is subject for
                                             such calendar year (which shall be
                                             determined based on the assumption
                                             that Employee pays income tax to
                                             any such foreign, state, provincial
                                             or local jurisdiction at the
                                             highest marginal rate of income tax
                                             imposed by such jurisdiction on
                                             individuals), plus, (iii) the
                                             Hospital (Medicare) Insurance tax
                                             rate under Section 3101(b) of the
                                             Code (or any corresponding
                                             successor statute) for such
                                             calendar year, over (II) the amount
                                             determined under Section
                                             6(c)(4)(ii)(A) above.

Except as otherwise provided above and in Section 10, all other compensation and benefits will cease upon the Date of Termination other than the following: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination, (ii) any rights Employee or his survivors may have under any grants of options to purchase Employer's Common Stock or under any grants of restricted stock of Parent; and (iii) medical and similar employee welfare benefits the continuation of which is required by applicable law or as provided by the applicable benefit plan. As a condition to making the payments and providing the benefits specified in this Section 6(c), Employer will require that Employee execute a release of all claims Employee may have against Employer at the time of Employee's termination. Such release will be in substantially the same form as Exhibit B attached hereto.

                  (d) If (i) a "Change in Control" (as defined in Section 6(f) hereof) shall have occurred, and (ii) within three (3) years after such Change in Control Employee's employment with Employer is terminated (x) by Employer for no reason or for any reason other than Cause, or the death or Disability of Employee, or (y) by Employee for Good Reason, the obligations of Employer and Employee under Sections 1 and 2 will terminate as of the Date of Termination, Section 6(c) above shall not apply, and Employer will pay or provide to Employee:

                           (1) Employee's Base Salary through the Date of Termination;

                           (2) incentive compensation due Employee, if any, under the terms of the relevant incentive compensation arrangement;

                           (3) within thirty (30) days after the Date of Termination, a lump sum cash payment equal to one and one-half (1.5) times the sum of:

                                    (i)      Employee's Base Salary at the
                                             highest annual rate in effect on or
                                             before the Date of Termination (but
                                             prior to giving effect to any
                                             reduction therein which
                                             precipitated such termination),
                                             plus

                                    (ii)     An amount equal to the greatest of:

                                             (A)      the average of the
                                                      incentive bonuses paid to
                                                      Employee for the last
                                                      three (3) full fiscal
                                                      years of Employer ending
                                                      before the Date of
                                                      Termination (or, if
                                                      Employee was not employed
                                                      by Employer hereunder for
                                                      such last three (3) full
                                                      fiscal years, the average
                                                      of the incentive bonuses
                                                      paid to Employee for the
                                                      number of full fiscal
                                                      years of Employer ending
                                                      before the Date of
                                                      Termination during which
                                                      Employee was employed by
                                                      Employer hereunder);

                                             (B)      the incentive bonus paid
                                                      to Employee for the last
                                                      full fiscal year of
                                                      Employer ending before
                                                      the Date of Termination;
                                                      or

                                             (C)      an amount equal to
                                                      Employee's Base Salary
                                                      described in Section 6(d)
                                                      (3)(i) multiplied by
                                                      Employee's target
                                                      percentage under the Key
                                                      Contributor Plan or other
                                                      replacement incentive or
                                                      bonus plan of Employer
                                                      for the fiscal year which
                                                      includes the Date of
                                                      Termination;

                           (4)      if immediately prior to the Date of
                  Termination Employee (and, if applicable, his spouse and/or dependents) was covered under Employer's group medical, dental, health and hospital plan in effect at such time, then Employer shall, at its election, pay or provide to Employee one (but not both) of the following:

                                    (i)      for eighteen (18) months after the
                                             Date of Termination, and provided
                                             that Employee has timely elected
                                             under COBRA to continue coverage
                                             under such plan, Employer will, at
                                             no greater cost or expense to
                                             Employee than was the case
                                             immediately prior to the Date of
                                             Termination, maintain such
                                             continued coverage in full force
                                             and effect; or

                                    (ii)     pay to Employee a lump sum cash
                                             payment (the "Section 6(d)(4)(ii)
                                             Payment") equal to the sum of:

                                             (A)      an amount equal to (I)
                                                      eighteen (18), multiplied
                                                      by (II) the amount of the
                                                      applicable monthly COBRA
                                                      premium (determined based
                                                      upon the applicable COBRA
                                                      premium rate in effect
                                                      immediately after the
                                                      Date of Termination)
                                                      Employee would pay if
                                                      Employee elected under
                                                      COBRA to maintain
                                                      coverage identical to the
                                                      coverage Employee (and,
                                                      if applicable, his spouse
                                                      and/or dependents) had
                                                      under such plan
                                                      immediately prior to the
                                                      Date of Termination; plus

                                             (B)      an amount equal to the
                                                      excess of (I) an amount
                                                      determined by dividing
                                                      (x) the amount determined
                                                      under Section 6(d)(4)(ii)
                                                      (A) above, by (y) one (1)
                                                      minus the sum of the
                                                      following which shall be
                                                      determined for the
                                                      calendar year that
                                                      includes the date of
                                                      payment of the Section
                                                      6(d)(4)(ii) Payment and
                                                      shall be expressed as a
                                                      decimal: (i) the highest
                                                      marginal U.S. federal
                                                      income tax rate
                                                      applicable to individuals
                                                      for such calendar year,
                                                      plus (ii) the highest
                                                      foreign, state,
                                                      provincial and/or local
                                                      individual income tax
                                                      rate or rates, if any, to
                                                      which the Section 6(d)(4)
                                                      (ii) Payment is subject
                                                      for such calendar year
                                                      (which shall be
                                                      determined based on
                                                      the assumption that
                                                      Employee pays income tax
                                                      to any such foreign,
                                                      state, provincial or local
                                                      jurisdiction at the
                                                      highest marginal rate of
                                                      income tax imposed by
                                                      such jurisdiction on
                                                      individuals), plus, (iii)
                                                      the Hospital (Medicare)
                                                      Insurance tax rate under
                                                      Section 3101(b) of the
                                                      Code (or any corresponding
                                                      successor statute) for
                                                      such calendar year, over
                                                      (II) the amount
                                                      determined under Section
                                                     6(d)(4)(ii)(A) above; and

                           (5) the following shall occur immediately upon the occurrence of such Change in Control:

                                    (i)      each option to acquire Common Stock
                                             or other equity securities of
                                             Employer held by Employee
                                             immediately prior to such Change in
                                             Control shall become fully
                                             exercisable, regardless of whether
                                             or not the vesting conditions set
                                             forth in the relevant stock option
                                             agreement have been satisfied in
                                             full, and shall remain fully
                                             exercisable for the remainder of
                                             the five-year term of such option;
                                             and

                                    (ii)     all restrictions on any restricted
                                             Common Stock or other equity
                                             securities of Employer granted to
                                             Employee prior to such Change in
                                             Control shall be removed and such
                                             Common Stock or other equity
                                             securities shall be freely
                                             transferable (subject to applicable
                                             securities laws), regardless of
                                             whether the conditions set forth in
                                             the relevant restricted stock
                                             agreements have been satisfied in
                                             full.

As a condition to making the payments and providing the benefits specified in this Section 6(d), Employer will require that Employee execute a release of all claims Employee may have against Employer at the time of Employee's termination. Such release will be in substantially the same form as Exhibit B attached hereto.

                  (e) Notwithstanding anything contained in this Agreement to the contrary, if following the commencement of any discussion with a third person or the initiation of any tender offer that ultimately results in a Change in Control, (i) Employee's employment with Employer is terminated by Employer for no reason or for any reason other than Cause, (ii) Employee is removed from any material duties or position with Employer, or (iii) Employer fails to comply with any of the provisions of Section 2 of this Agreement, then for all purposes of this Agreement, such Change in Control shall be deemed to have occurred on the date immediately prior to the date of such termination, removal, or failure.

                  (f) For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following after the Effective Date:

                           (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"), or any successor statute) (a "Covered Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock"), or (ii) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Section 6(f)(1), the following acquisitions shall not constitute a Change in
                  Control: (i) any acquisition directly from Employer, (ii) any acquisition by Employer, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any entity controlled by Employer, or (iv) any acquisition by any corporation pursuant to a transaction which complies with Section 6(f)(3)(i), (ii) or (iii); or

                           (2) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Employer's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

                           (3) consummation of (xx) a reorganization, merger, amalgamation, consolidation, sale or other form of business combination of Employer or any subsidiary of Employer, or (yy) a sale, lease, exchange, disposition or other transfer of all or substantially all of the assets of Employer (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Employer or all or substantially all of Employer's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
                  (ii) no Covered Person (excluding any employee benefit plan (or related trust) of Employer or such corporation resulting from such Business

                  Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

                           (4) approval by the stockholders of Employer of a complete liquidation or dissolution of Employer.

Section 7. Excise Tax

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by, or benefit from, Employer or any of its affiliates to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (any such payments, distributions or benefits being individually referred to herein as a "Payment," and any two or more of such payments, distributions or benefits being referred to herein as "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment or payments (individually referred to herein as a "Gross-Up Payment" and any two or more of such additional payments being referred to herein as "Gross-Up Payments") in an amount such that after payment by Employee of all taxes (as defined in Section 7(k)) imposed upon the Gross-Up Payment, Employee retains an amount of such Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b)      Subject to the provisions of Section 7(c) through
(i), any determination (individually, a "Determination") required to be made under this Section 7(b), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall initially be made, at Employer's expense, by nationally recognized tax counsel selected by Employer ("Tax Counsel"). Tax Counsel shall provide detailed supporting legal authorities, calculations, and documentation both to Employer and Employee within 15 business days of the termination of Employee's employment, if applicable, or such other time or times as is reasonably requested by Employer or Employee. If Tax Counsel makes the initial Determination that no Excise Tax is payable by Employee with respect to a Payment or Payments, it shall furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. Employee shall have the right to dispute any Determination (a "Dispute") within 15 business days after delivery of Tax Counsel's opinion with respect to such Determination. The Gross-Up Payment, if any, as determined pursuant to such Determination shall, at Employer's expense, be paid by Employer to or for the benefit of Employee within five business days of Employee's receipt of such Determination. The existence of a Dispute shall not in any way affect Employee's right to receive the Gross-Up Payment in accordance with such

Determination. If there is no Dispute, such Determination shall be binding, final and conclusive upon Employer and Employee, subject in all respects, however, to the provisions of Section 7(c) through (i) below. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that Gross-Up Payments (or portions thereof) which will not have been made by Employer should have been made ("Underpayment"), and if upon any reasonable written request from Employee or Employer to Tax Counsel, or upon Tax Counsel's own initiative, Tax Counsel, at Employer's expense, thereafter determines that Employee is required to make a payment of any Excise Tax or any additional Excise Tax, as the case may be, Tax Counsel shall, at Employer's expense, determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

                  (c) Employer shall defend, hold harmless, and indemnify Employee on a fully grossed-up after tax basis from and against any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys', accountants', and experts' fees and expenses) with respect to any tax liability of Employee resulting from any Final Determination (as defined in Section 7(j)) that any Payment is subject to the Excise Tax.

                  (d) If a party hereto receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened audit, examination, investigation or administrative, court or other proceeding which, if pursued successfully, could result in or give rise to a claim by Employee against Employer under this Section 7 ("Claim"), including, but not limited to, a claim for indemnification of Employee by Employer under
Section 7(c), then such party shall promptly notify the other party hereto in writing of such Claim ("Tax Claim Notice").

                  (e) If a Claim is asserted against Employee ("Employee Claim"), Employee shall take or cause to be taken such action in connection with contesting such Employee Claim as Employer shall reasonably request in writing from time to time, including the retention of counsel and experts as are reasonably designated by Employer (it being understood and agreed by the parties hereto that the terms of any such retention shall expressly provide that Employer shall be solely responsible for the payment of any and all fees and disbursements of such counsel and any experts) and the execution of powers of attorney, provided that:

                           (1) within 30 calendar days after Employer receives or delivers, as the case may be, the Tax Claim Notice relating to such Employee Claim (or such earlier date that any payment of the taxes claimed is due from Employee, but in no event sooner than five calendar days after Employer receives or delivers such Tax Claim Notice), Employer shall have notified Employee in writing ("Election Notice") that Employer does not dispute its obligations (including, but not limited to, its indemnity obligations) under this Agreement and that Employer elects to contest, and to control the defense or prosecution of, such Employee Claim at Employer's sole risk and sole cost and expense; and

                           (2) Employer shall have advanced to Employee on an interest-free basis, the total amount of the tax claimed in order for Employee, at Employer's request, to pay or cause to be paid the tax claimed, file a claim for refund of such tax and, subject to the provisions of the last sentence of Section 7(g), sue for a refund of such tax if such claim for refund is disallowed by the appropriate taxing authority (it being understood and agreed by the parties hereto that Employer shall only be entitled to sue for a refund and Employer shall not be entitled to initiate any proceeding in, for example, United States Tax Court) and shall indemnify and hold Employee harmless, on a fully grossed-up after tax basis, from any tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; and

                           (3) Employer shall reimburse Employee for any and all costs and expenses resulting from any such request by Employer and shall indemnify and hold Employee harmless, on fully grossed-up after-tax basis, from any tax imposed as a result of such reimbursement.

                  (f) Subject to the provisions of Section 7(e) hereof, Employer shall have the right to defend or prosecute, at the sole cost, expense and risk of Employer, such Employee Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by Employer to a Final Determination; provided, however, that (i) Employer shall not, without Employee's prior written consent, enter into any compromise or settlement of such Employee Claim that would adversely affect Employee, (ii) any request from Employer to Employee regarding any extension of the statute of limitations relating to assessment, payment, or collection of taxes for the taxable year of Employee with respect to which the contested issues involved in, and amount of, Employee Claim relate is limited solely to such contested issues and amount, and
(iii) Employer's control of any contest or proceeding shall be limited to issues with respect to Employee Claim and Employee shall be entitled to settle or contest, in his sole and absolute discretion, any other issue raised by the Internal Revenue Service or any other taxing authority. So long as Employer is diligently defending or prosecuting such Employee Claim, Employee shall provide or cause to be provided to Employer any information reasonably requested by Employer that relates to such Employee Claim, and shall otherwise cooperate with Employer and its representatives in good faith in order to contest effectively such Employee Claim. Employer shall keep Employee informed of all developments and events relating to any such Employee Claim (including, without limitation, providing to Employee copies of all written materials pertaining to any such Employee Claim), and Employee or his authorized representatives shall be entitled, at Employee's expense, to participate in all conferences, meetings and proceedings relating to any such Employee Claim.

                  (g) If, after actual receipt by Employee of an amount of a tax claimed (pursuant to an Employee Claim) that has been advanced by Employer pursuant to Section 7(e)(2) hereof, the extent of the liability of Employer hereunder with respect to such tax claimed has been established by a Final Determination, Employee shall promptly pay or cause to be paid to Employer any refund actually received by, or actually credited to, Employee with respect to such tax (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority related thereto), except to the extent that any amounts are then due and payable by Employer to Employee, whether under the provisions of this Agreement or otherwise. If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 7(e)(2), a determination is made by the Internal Revenue Service or other appropriate taxing authority that Employee shall not be entitled to any refund with respect to such tax claimed and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Gross-Up Payments and other payments required to be paid hereunder.

                  (h) With respect to any Employee Claim, if Employer fails to deliver an Election Notice to Employee within the period provided in Section 7(e)(1) hereof or, after delivery of such Election Notice, Employer fails to comply with the provisions of Section 7(e)(2) and (3) and (f) hereof, then Employee shall at any time thereafter have the right (but not the obligation), at his election and in his sole and absolute discretion, to defend or prosecute, at the sole cost, expense and risk of Employer, such Employee Claim. Employee shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by Employee, Employer shall cooperate, and shall cause its Affiliates to cooperate, in good faith with Employee and his authorized representatives in order to contest effectively such Employee Claim. Employer may attend, but not participate in or control, any defense, prosecution, settlement or compromise of any Employee Claim controlled by Employee pursuant to this Section 7(h) and shall bear its own costs and expenses with respect thereto. In the case of any Employee Claim that is defended or prosecuted by Employee, Employee shall, from time to time, be entitled to current payment, on a fully grossed-up after tax basis, from Employer with respect to costs and expenses incurred by Employee in connection with such defense or prosecution.

                  (i) In the case of any Employee Claim that is defended or prosecuted to a Final Determination pursuant to the terms of this Section 7(i), Employer shall pay, on a fully grossed-up after tax basis, to Employee in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim that have not theretofore been paid by Employer to Employee, together with the costs and expenses, on a fully grossed-up after tax basis, incurred in connection therewith that have not theretofore been paid by Employer to Employee, within ten calendar days after such Final Determination. In the case of any Employee Claim not covered by the preceding sentence, Employer shall pay, on a fully grossed-up after tax basis, to Employee in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim at least ten calendar days before the date payment of such taxes is due from Employee, except where payment of such taxes is sooner required under the provisions of this Section 7(i), in which case payment of such taxes (and payment, on a fully grossed-up after tax basis, of any costs and expenses required to be paid under this Section 7(i)) shall be made within the time and in the manner otherwise provided in this Section 7(i).

                  (j) For purposes of this Agreement, the term "Final Determination" shall mean (A) a decision, judgment, decree or other order by a court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (B) a final and binding settlement or compromise with an administrative agency with appropriate jurisdiction, including, but not limited to, a closing agreement under Section 7121 of the Code; (C) any disallowance of a claim for refund or credit in respect to an overpayment of tax unless a suit is filed on a timely basis; or (D) any final disposition by reason of the expiration of all applicable statutes of limitations.

For purposes of this Agreement, the terms "tax" and "taxes" mean any and all taxes of any kind whatsoever (including, but not limited to, any and all Excise Taxes, income taxes, and employment taxes), together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax, or additional amounts.

                  (l) Nothing in this Section is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be deemed modified so as to make the advance a nonrefundable payment to Employee and the repayment obligation null and void.

Section 8. Expenses of Enforcement.

         Upon demand by Employee made to Employer, Employer shall reimburse Employee for the reasonable expenses (including attorneys' fees and expenses) incurred by Employee after a Change in Control in enforcing or seeking to enforce the payment of any amount or other benefit to which Employee shall have become entitled under this Agreement as a result of the termination of Employee's employment with Employer within three (3) years after such Change in Control, including, but not limited to, those incurred in connection with any arbitration concerning same initiated pursuant to Section 14 (regardless of the outcome of such arbitration). To the extent that any such reimbursement would be subject to the Excise Tax, then Employee shall be entitled to receive Gross-Up Payments in an amount such that after payment by Employee of all taxes imposed on such Gross-Up Payments, Employee retains an amount equal to the Excise Tax imposed upon the reimbursement, and the other provisions of Section 7 hereof shall also apply to such circumstance unless the context thereof otherwise indicates.

Section 9. No Obligation to Mitigate; No Rights of Offset.

                  (a) Employee shall not be required to mitigate the amount of any payment or other benefit required to be paid to Employee pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Employee as a result of employment by another person.

                  (b) Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others.

Section 10. No Effect on Other Rights.

         Nothing in this Agreement shall prevent or limit Employee's future participation in any plan, program, policy or practice of or provided by Employer or any of its affiliates and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may attain under any stock option or other agreements that he may hereafter enter into with Employer or any of its affiliates. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any other contract or agreement with, Employer or any of its affiliates at or subsequent to the Date of Termination shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

Section 11. Successors; Binding Agreement.

                  (a) This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  (b) This Agreement shall inure to the benefit of and be binding upon Employer and those successors and assigns permitted in accordance with Section 11(c).

                  (c) Employer will require any successor (whether direct or indirect, by purchase, merger, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by execution and delivery of the agreement provided for in this Section 11(c) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law or otherwise.

Section 12. Non-Competition; Non-Solicitation; No Hire.

                  (a) Employee agrees that, effective as of the Commencement Date and for a period that includes the term of this Agreement and
(i) eighteen (18) months thereafter in the event of a termination of Employee's employment with Employer described in Section 6(c) or Section 6(d) (such applicable period being referred to herein as the "Non-Compete Period"), Employee shall not, without the prior written consent of Employer, directly or indirectly, anywhere in the world, engage, invest, own any interest, or participate in, consult with, render services to, or be employed by any business, person, firm or entity that is in competition with the "Business" (as defined in Section 12(e)) of Employer or any of its subsidiaries or affiliates, except for the account of Employer and its subsidiaries and affiliates; provided, however, that (i) during the Non-Compete Period Employee may acquire, solely as a passive investment, not more than five percent (5%) of the outstanding shares or other units of any security of any entity subject to the requirements of Section 13 or 15(d) of the Exchange Act' and (ii) Employee may consult with, render services to, or be employed by any business, person, firm or entity that, solely through a subsidiary or a division, is in competition with the Business, as long as Employee does not divulge any Confidential Information to such competing subsidiary or division or use it for the benefit of such competing subsidiary or division. Employee acknowledges that a remedy at law for any breach or attempted breach of this covenant not to compete will be inadequate and further agrees that any breach of this covenant not to compete will result in irreparable harm to Employer, and, accordingly, Employer shall, in addition to any other remedy that may be available to it, be entitled to specific performance and temporary and permanent injunctive and other equitable relief (without proof of actual damage or inadequacy of legal remedy) in case of any such breach or attempted breach. Employee acknowledges that this covenant not to compete is being provided as an inducement to Employer to enter into this Agreement and that this covenant not to compete contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Employer. Whenever possible, each provision of this covenant not to compete shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this covenant not to compete. If any provision of this covenant not to compete shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this covenant not to compete but shall be confined in its operation to the provision of this covenant not to compete directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this covenant not to compete should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

                  (b) If Employee's employment is terminated under circumstances described in Section 6(c), then within ten days after Employee signs the release required pursuant to Section 6(c), the Employer will pay to Employee an aggregate amount (the "Non-Compete Payment") equal to one and one-half (1.5) times Employee's Base Salary at the highest annual rate in effect on or before the Date of Termination (but prior to giving effect to any reduction therein which precipitated such termination), which Non-Compete Payment will be paid to Employee in equal installments every two weeks during such three-year period; provided, however, that at any time during such three-year period Employer may, in its discretion, elect to pay to Employee the then remaining balance of the Non-Compete Payment in the form of a lump sum cash payment. If Employee's employment is terminated under circumstances described in
Section 6(d), then within ten days after Employee signs the release required pursuant to Section 6(d), Employer will pay Employee a lump sum cash payment equal to one and one-half (1.5) times the sum of:

                           (i) Employee's Base Salary at the highest annual rate in effect on or before the Date of Termination (but prior to giving effect to any reduction therein which precipitated such termination), plus

                           (ii)     An amount equal to the greatest of:

                                    (A)      the average of the incentive
                                             bonuses paid to Employee for the
                                             last three (3) full fiscal years of
                                             Employer ending before the Date of
                                             Termination (or, if Employee was
                                             not employed by Employer hereunder
                                             for such last three (3) full fiscal
                                             years, the average of the incentive
                                             bonuses paid to Employee for the
                                             number of full fiscal years of
                                             Employer
                                             ending before the Date of
                                             Termination during which Employee
                                             was employed by Employer
                                             hereunder);

                                    (B)      the incentive bonus paid to
                                             Employee for the last full fiscal
                                             year of Employer ending before the
                                             Date of Termination; or

                                    (C)      an amount equal to Employee's Base
                                             Salary described in Section
                                             6(d)(3)(i) multiplied by Employee's
                                             target percentage under the Key
                                             Contributor Plan or other
                                             replacement incentive or bonus plan
                                             of Employer for the fiscal year
                                             which includes the Date of
                                             Termination.

Employee must execute the release described in Section 6(c) or 6(d), as applicable, in order to receive the payments described in this Section 12(b).

                  (c) In addition to the restrictions set forth in Section 12(a), Employee agrees that, during the Non-Compete Period, Employee will not, either directly or indirectly, (i) make known to any person, firm or entity that is in competition with the Business of Employer or any of its subsidiaries or affiliates the names and addresses of any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, potential customers of Employer or any of its subsidiaries or affiliates upon whom Employer or any of its subsidiaries or affiliates has called upon in the last twelve (12) months or contacts of Employer or any of its subsidiaries or affiliates or any other information pertaining to such persons, or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, whether for Employee or for any other person, firm or entity.

                  (d) Regardless of the reason for any termination of Employee's employment, effective as of the Commencement Date and for a period that includes the term of this Agreement and twelve (12) months thereafter, Employee will not, either on his own account or for any other person, firm, partnership, corporation, or other entity (i) solicit any employee of Employer or any of its subsidiaries or affiliates to leave such employment; or (ii) induce or attempt to induce any such employee to breach her or his employment agreement with Employer or any of its subsidiaries or affiliates.

                  (e) As used in this Agreement, "Business" means the business of acquiring, processing and/or interpreting geophysical data and/or producing and/or conducting geophysical surveys for third parties, including, but not limited to, (x) engaging in the business of conducting surface seismic acquisition and/or surface seismic data processing and/or interpretation for the purpose of providing and/or interpreting seismic images of the subsurface of the earth for third parties, and (y) providing the following services to third parties: (i) all forms of surface land, marine, ocean bottom cable and transition zone seismic data acquisition; (ii) all forms of surface seismic data processing, including the processing of two, three and/or four dimensional vertical seismic profiling; (iii) recording of data from wellbore seismic arrays performed during simultaneous acquisition of surface two, three and/or four dimensional data; (iv) trenched in, buried near surface or seabed permanent array installation and acquisition; (v) surface seismic acquisition, processing, interpretation and/or sales, in each case, of multiclient surveys; (vi) maintenance of surface seismic data processing centers, including licensing and support of surface seismic processing software; (viii) research and development programs for any of the items described in this Section 12(e) and seismically-assisted reservoir solutions, including software relating thereto;
(ix) surface seismic data management services; (x) interpretation activities related to or in support of acquisition and processing activities described in this Section 12(e); (xi) borehole seismic acquisition and installation and acquisition of data from wellbore seismic arrays; and (xii) commercial seismically-assisted reservoir solutions.

Section 13. Miscellaneous.

                  (a) All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith will be in writing and will be delivered by hand or by registered or certified mail, return receipt requested to the addresses set forth below in this Section 13(a):

                  If to Employer, to:

                           Veritas DGC Inc.
                           10300 Town Park
                           Houston, Texas 77072
                           Attention: Secretary

                  If to Employee, to:

                           Thierry Pilenko
                           91, rue du Cherche Midi
                           75006 Paris, France

or to such other names or addresses as Employer or Employee, as the case may be, designate by notice to the other party hereto in the manner specified in this Section.

                  (b) This Agreement (including the Exhibits attached hereto) supersedes, replaces and merges all previous agreements, term sheets, and discussions relating to the same or similar subject matters between Employee and Employer (including any such agreements or discussions between Employee and any past or present subsidiary or affiliate of Employer) and constitutes the entire agreement between Employee and Employer with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by the Board to execute such document.

                  (c) If any provision of this Agreement or application thereof to anyone or under any circumstances should be determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. In addition, if any provision of this Agreement is held by an arbitration panel or a court of competent jurisdiction to be invalid, unenforceable, unreasonable, unduly restrictive or overly broad, the parties intend that such arbitration panel or court modify said provision so as to render it valid, enforceable, reasonable and not unduly restrictive or overly broad.

                  (d) The internal laws of the State of Texas will govern the interpretation, validity, enforcement and effect of this Agreement without regard to the place of execution or the place for performance thereof.

Section 14. Arbitration.

                  (a) Employer and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules"). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within 30 calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third arbitrator. Employee and Employer agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. In the event the arbitration is decided in whole or in part in favor of Employee, Employer will reimburse Employee for his reasonable costs and expenses of the arbitration (including reasonable attorneys' fees); provided, however, that Employer shall reimburse Employee in accordance with Section 8 for the reasonable expenses (including attorneys' fees and expenses) incurred by Employee in enforcing or seeking to enforce in any arbitration the payment of any amount or other benefit described in Section 8 regardless of the outcome of such arbitration. Regardless of the outcome of any arbitration, Employer will pay all fees and expenses of the arbitrators and all of Employer's costs of such arbitration.

                  (b) Notwithstanding the provisions of Section 14(a), Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee's obligations under Sections 3 or 12 hereof and/or the Employee Confidentiality and Intellectual Property Agreement between Employee and Employer (entered into pursuant to Section 3(d) hereof).

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as to be effective as of the Effective Date.

                                    EMPLOYER:

                                    VERITAS DGC INC.

                                    By: ________________________________________
                                             James R. Gibbs
                                             Director

                                    EMPLOYEE:

                                    ____________________________________________
                                               Thierry Pilenko

                                 [VERITAS LOGO]
                                     VERITAS
                             GEOPHYSICAL INTEGRITY

                            EMPLOYEE CONFIDENTIALITY

                                       AND

                         INTELLECTUAL PROPERTY AGREEMENT

As part of the consideration for my employment or continued employment with Veritas DGC Inc. or any company affiliated with Veritas (collectively referred to as "Veritas"), I agree to the following:

1. CONFIDENTIAL INFORMATION. I understand that during my employment with Veritas, I will have access to Confidential Information that belongs to Veritas. Some examples of the types of Confidential Information I may receive include:

         (a). Customer lists, customer requirements, customer contracts and service agreements, customer profitability and other financial information;

         (b). Business plans, pricing and marketing techniques and strategies, product information, business software and computer programs, costing methodologies and allocation modeling, and methods of business operation or procedure;

         (c). Suppliers, business associates, business connections and opportunities and information concerning the financial status and private affairs of Veritas; and

         (d). Trade secrets, inventions, improvements, developments, technical data, test results, designs, and materials for which Veritas may or may not have obtained patent, copyright or trademark protection.

         I may receive Confidential Information in writing, orally, or electronically.

2. CONFIDENTIALITY AGREEMENT. I agree to hold all Confidential Information in confidence during and following my employment. I will not divulge it to anyone without the express written authorization of the Company. I further agree that if my employment ceases, I will not take any Confidential Information with me or disclose it to anyone not authorized by the Company. To the extent that any provision of this
         Section 2 conflicts with my Employment Agreement dated effective January 26, 2004, the terms of my Employment

                                   EXHIBIT A

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

         Agreement shall control.

3. ASSIGNMENT OF INTELLECTUAL PROPERTY. I assign to Veritas all inventions, novel ideas (including ideas relating to new products, new services, or new methods of doing business), improvements or discoveries which I conceive or make, either alone or with others: (a) with the use of Veritas' time, materials, or facilities; or (b) resulting from or suggested by my work for Veritas; or (c) in any way related to any business Veritas is engaged in or plans to engage in. All such inventions, improvements, and developments will automatically become the property of Veritas immediately as I make them or conceive them. I agree to assign to Veritas the rights to such inventions, improvements and developments at any time Veritas requests, even after my employment terminates.

4. EXECUTION OF DOCUMENTS. At any time Veritas requests, either during my employment or after termination, and without charge to Veritas, but at its expense, I agree to execute, acknowledge, and deliver all additional papers (including applications for patents and assignments of patents) and to perform such other lawful acts as Veritas may deem reasonably necessary to obtain or maintain patents for such inventions in any country and to vest title to such inventions in Veritas.

5. This Agreement may not be modified, released, discharged, abandoned or terminated, except as agreed in writing between Veritas and the undersigned employee.

IN WITNESS WHEREOF this Agreement has been signed and delivered this ________ day of ____________________, 20___.

______________________________________      ___________________________________
WITNESS                                     EMPLOYEE SIGNATURE

______________________________________      ___________________________________
PRINTED NAME                                PRINTED NAME

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

                       AGREEMENT AND RELEASE OF ALL CLAIMS

         This Agreement, entered into as of the date written by Employee's signature below, is by and between Veritas DGC Inc. ("Veritas"), a Delaware corporation, and _______________ ("Employee"). (As used in this Agreement, the term "Veritas" includes Veritas DGC Inc., and all of its subsidiary and affiliated companies).

         Veritas and Employee agree as follows:

         Section 1. Within 5 business days after the Separation Date, as defined in Section 3 below, and whether or not Employee executes and returns this Agreement, Veritas will pay Employee the following amounts:

         -        Employee's regular base salary prorated through the Separation
                  Date;

         -        Employee's incentive bonus, if any is due;

         -        Employee's vacation pay accrued as of the Separation Date; and

         - any expense reimbursement owed to Employee under Veritas policy.

All of the above amounts will be REDUCED by applicable taxes and withholding.

         Section 2. [Insert, if applicable in accordance with Section 6(c)(2)(i) of the Employment Agreement: Veritas shall pay Employee an amount equal to the incentive bonus compensation which would have been due him but for the termination of his employment, which incentive compensation shall be pro rated through the Date of Termination. Such payment or payments shall be made to Employee at the time other participants in the Key Contributor Plan or the relevant incentive plan receive their payments.]

         [Insert Option A or Option B, whichever is applicable:

         [Option A: In accordance with Section 6(c) of the Employment Agreement between Employer and Employee dated January 26, 2004 (the "Employment Agreement"), during the

                                    EXHIBIT B
three-year period ending on the third anniversary of the Separation Date, Employer shall pay to Employee an aggregate amount (the "Severance Payment") equal to one and one-half (1.5) times Employee's Base Salary (as defined in the Employment Agreement) at the highest annual rate in effect on or before the Separation Date (but prior to giving effect to any reduction therein which precipitated such termination), which Severance Payment will be paid to Employee in equal installments every two weeks during such three-year period; provided, however, that at any time during such three-year period Employer may, in its discretion, elect to pay to Employee the then remaining balance of the Severance Payment in the form of a lump sum cash payment. Further, in accordance with
Section 12(b) of the Employment Agreement, Employer will also pay employee an amount equal to the Severance Payment, payable in the same method described above, in respect of his agreements pursuant to Section 12 of the Employment Agreement. All amounts so paid will be REDUCED by applicable taxes and withholding.

         In addition, Employer will pay or provide for Employee's medical, dental, health, and hospital coverage for one year or pay Employee a lump cash payment in lieu of such coverage, in accordance with Section 6(c)(4) of the Employment Agreement].

         [Option B: In accordance with Section 6(d) of the Employment Agreement between Employer and Employee dated January 26, 2004 (the "Employment Agreement"), within 30 calendar days after the Effective Date, as defined in
Section 15 below, Veritas will pay to Employee a lump sum (the "Severance Payment") equal to one and one-half (1.5) times Employee's Base Salary (as defined in the Employment Agreement) at the highest annual rate in effect on or before the Separation Date (but prior to giving effect to any reduction therein which precipitated such termination) plus (y) the payment relating to Employee's incentive bonus provided for in Section 6(d)(3) of the Employment Agreement. Further, in accordance with

Section 12(b) of the Employment Agreement, Employer will also pay employee an amount equal to the Severance Payment, payable in the same method described above, in respect of his agreements pursuant to Section 12 of the Employment Agreement. All amounts so paid will be REDUCED by applicable taxes and withholding.

         In addition, Employer will pay or provide for Employee's medical, dental, health, and hospital coverage for eighteen months or pay Employee a lump cash payment in lieu of such coverage, in accordance with Section 6(d)(4) of the Employment Agreement].

         Section 3. Employee's termination from employment will be effective at the close of business on the Separation Date. The SEPARATION DATE as used in this Agreement means _________.

         Section 4. Employee agrees to release Veritas DGC Inc., all of its subsidiary and affiliated companies and parent companies, partnerships, and each of their respective present and former directors, officers, employees, agents, managers, advisors, representatives, partners, predecessors and successors in such capacity, and all employee benefit plans sponsored by any of them (the "Released Parties") from any and all claims he has or may have against the Release Parties, individually and collectively, as of the date he signs this Agreement. The claims he is releasing include (but are not limited to) all of the following:

         - any claims under any equity compensation, bonus or incentive plans;

         - any claims for tortious action or inaction of any sort ("tortious action or inaction" means, among other things, claims for such things as negligence, fraud, libel, or slander);

         - any claims arising under the Age Discrimination in Employment Act of 1967 as amended (29 U.S.C. Section 621, et seq.) (the Age Discrimination in Employment Act of 1967 prohibits, in general, discrimination against employees on the basis of age);

         - any claims arising under Title VII of the Civil Rights Act of 1964 as amended (42 U.S.C. Section 2000e, et seq.), or the Texas Commission on Human Rights Act (Texas Labor Code Section 21.001, et seq.) (both of these statutes, in general, prohibit discrimination in employment on the basis of race, religion, national origin or gender);

         - any claims arising under the Americans with Disabilities Act of 1990, as amended (42 U.S.C. Section 12101, et seq.) (the Americans with Disabilities Act of 1990 prohibits, in general, discrimination in employment on the basis of an employee's or applicant's disability);

         - any claims arising under Texas Labor Code Sections 451.001, et seq. for retaliation or discrimination in connection with a claim for workers' compensation benefits; and,

         - any claims for breach of contract, wrongful discharge, promissory estoppel, violation of public policy, constructive discharge, retaliation, or conspiracy;

         - any claims relating to Employee's employment or termination of his employment including any and all claims for damages, costs, salary, wages, termination pay, severance pay, vacation pay, bonuses, commissions, expenses, allowances, insurance, or any other benefit arising out of Employee's employment with Veritas, with the exception of those benefits specifically excluded below in this Section 4;

         - any claims arising under any other local, state, federal or foreign law, regulation or ordinance;

         - any and all rights, benefits or claims Employee may have under any employment, severance or retention agreement with or incentive compensation plan, bonus plan, stock option plan, retention plan, or severance plan or policy of Veritas or to any ownership interest in Veritas;

         - any other claim of any kind whatsoever, whether or not expressly set forth in this Agreement;

         - any claims for costs, fees or other expenses (including attorneys' fees) in connection with the claims described above.

         The release contained in this Section 4 WILL NOT affect any of the following:

         - Any rights or claims that may arise after the date of Employee's signature below;

         - Employee's rights or benefits under Veritas' 401(k) retirement savings plan, Veritas' Employee Stock Purchase Plan, or any pension or retirement plan in which Employee is a participant on the Separation Date (Employee's rights and benefits will be determined by the applicable plan documents);

         - Employee's right to elect continued health and/or dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA");

         - Employee's right to exercise any options to purchase Veritas DGC Inc. common stock in accordance with the terms of the applicable stock option grant, including any terms of the grant modified by Section 6(c)(4) or Section 6(d)(5) of the Employment Agreement;

         - Employee's rights under any restricted stock agreement between Employee and Veritas DGC Inc. under the terms of which Employee has been granted Veritas

                  DGC Inc. restricted stock, including any terms of the grant modified by Section 6(d)(5) of the Employment Agreement;

         - Employee's rights under any other plan or agreement between Employee and Veritas DGC Inc. under the terms of which Employee has been granted any other equity interest in Veritas DGC Inc. or equity-based interest such as stock appreciation rights;

         - Employee's rights under that one certain Indemnity Agreement between Veritas and Employee dated __________, 2004, or any other indemnity arrangement between Veritas and Employee;

         - Employee's rights under any director's and officer's policies of insurance issued to Veritas, including any replacement policies or renewals;

         - Employee's right to claim and receive reimbursement for or indemnity from excise taxes in accordance with Section 7 of the Employment Agreement;

         - Any other benefit to which Employee may be entitled under any other health or benefit plan in accordance with the applicable plan documents; or

         - Employee's rights under any workers' compensation statute; the Jones Act, 46 U.S.C. Appx. Section 688, as amended; general maritime law or similar laws; and any other right Employee may have with respect to bodily injury incurred in the course and scope of employment.

         Section 5. Veritas and Employee agree that this Agreement is a binding contract. The purpose of the Agreement is to compromise doubtful or disputed claims, avoid litigation, and buy peace. Employee agrees that although Veritas is making payment to Employee in exchange for a release of claims, Veritas does not admit any wrongdoing of any kind.

         Section 6. Employee agrees to assist Veritas in defending any legal proceedings against Veritas arising out of matters which occurred on or prior to the Separation Date. Veritas agrees to reimburse Employee for his time and expense or costs he may incur in that regard.

         Section 7. Employee confirms that after the Effective Date he remains subject to and agrees to comply with:

         - those obligations of confidentiality contained in Section 3(b) and 3(c) of the Employment Agreement;

         - the provisions relating to non-competition with Employer and non-solicitation of Employer's employees contained in Section 12 of the Employment Agreement;

         - the provisions relating to solicitation or hiring of Employer's employees contained in Section 12 of the Employment Agreement; and

         - the terms of the Employee Confidentiality and Intellectual Property Agreement with Employer which Employee signed effective ____________, 2004.

         Section 8. This Agreement has been delivered to Employee on
_____________.

         - Employee will have 21 calendar days from ___________ or until the close of business on ___________ to decide whether to sign and return this Agreement and be bound by its terms. In the event Employee has not signed and returned this Agreement to Veritas on or before __________, this Agreement will become null and void.

         - Veritas and Employee agree that if they agree to change the terms of this Agreement in any manner after it is delivered to Employee, even if the changes are material, the 21-day period specified in the previous paragraph will not restart or be extended.

         - After signing this Agreement, Employee will have the right to revoke the Agreement for a period of 7 calendar days after signing it by notifying Veritas in writing that Employee revokes the Agreement. In the event Employee revokes the Agreement, it will become null and void.

         - Employer will provide the benefits described in Section 2 above only beginning after the expiration of the revocation period described above (assuming Employee has not timely revoked this Agreement).

         Section 9. Employee acknowledges that he has read this Agreement and has had reasonable opportunity consider it and consult with an attorney about it. Employee acknowledges that the only promises made to him to sign this Agreement are those stated in this Agreement. He understands that, except for the exceptions set out in Section 4 above, this Agreement will have the effect of waiving any claim he may pursue against the Released Parties.

         Section 10. Employee acknowledges that he makes this Agreement knowingly and voluntarily and that he agrees to each of its terms. Employee understands that by signing this Agreement, he will become entitled to receive payments and other benefits to which he is not otherwise entitled.

         Section 11. This Agreement constitutes the entire understanding between Veritas and Employee with respect to the subject matter hereof.

         Section 12. This Agreement will benefit and be binding upon Veritas and its successors and assigns and Employee and his successors and legal representatives. Employee will not assign or attempt to assign any of his rights under this Agreement.

         Section 13. If a court determines that any provision of this Agreement is invalid, the other provisions will remain in effect.

         Section 14. This Agreement will be governed by, construed under, and enforced in accordance with the laws of the State of Texas, not including, however, its conflicts of law rules that might otherwise refer to the law of another forum or jurisdiction.

         Section 15. This Agreement will become effective and enforceable only after a period of 7 days has expired following Employee's execution and delivery of this Agreement to Veritas (this date is referred to in this Agreement as the "EFFECTIVE DATE"), assuming Employee has not timely revoked this Agreement.

                   THIS AGREEMENT IS SUBJECT TO ARBITRATION IN
                      ACCORDANCE WITH THE FOLLOWING SECTION

         Section 16. Employer and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules"). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within 30 calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third arbitrator. Employee and Employer agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. In the event the arbitration is decided in whole or in part in favor of Employee, Employer will reimburse Employee for his reasonable costs and expenses of the arbitration (including reasonable attorneys' fees). Regardless of the outcome of any arbitration, Employer will pay all fees and expenses of the arbitrators and all of Employer's costs of such arbitration.

         Notwithstanding the provisions of the previous paragraph, Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee's obligations under Section 7 of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

                                        VERITAS:

                                        VERITAS DGC INC.
                                        and subsidiary and affiliated companies

                                        By: ________________________________

                               NOTICE TO EMPLOYEE

BY SIGNING THIS DOCUMENT, YOU MAY BE GIVING UP IMPORTANT LEGAL RIGHTS. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING AND RETURNING THIS DOCUMENT TO VERITAS.

                                                     EMPLOYEE:

                                                     THIERRY PILENKO
                                                     ___________________________

                                                     Date:______________________

STATE OF _________________        Section
COUNTY OF _______________         Section

    Subscribed and sworn to before me, this _____ day of ____________, 20__.


                                             NOTARY PUBLIC in and for

                                             The State of_______________________

                                             My Commission Expires:_____________